Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	August 5, 2026
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. REPORTS RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2026

FREEHOLD, NJ, August 5, 2026........ UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) reported Total Income for the quarter ended June 30, 2026 of $71.6 million as compared to $66.6 million for the quarter ended June 30, 2025, representing an increase of 7%. Net Income Attributable to Common Shareholders amounted to $4.4 million or $0.05 per diluted share for the quarter ended June 30, 2026 as compared to Net Income Attributable to Common Shareholders of $2.5 million or $0.03 per diluted share for the quarter ended June 30, 2025, representing a 75% increase and by a 67% increase on a per diluted share basis. Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), was $21.5 million or $0.25 per diluted share for the quarter ended June 30, 2026, as compared to $19.5 million or $0.23 per diluted share for the quarter ended June 30, 2025, representing an 11% increase and by a 9% increase on a per diluted share basis.

A summary of significant financial information for the three and six months ended June 30, 2026 and 2025 is as follows (in thousands except per share amounts):

	For the Three Months Ended
	June 30,
	2026	2025

Total Income	$71,640	$66,643
Total Expenses	$58,189	$54,013
Net Income Attributable to Common Shareholders	$4,419	$2,532
Net Income Attributable to Common Shareholders per Diluted Common Share	$0.05	$0.03
FFO (1)	$19,659	$18,703
FFO (1) per Diluted Common Share	$0.23	$0.22
Normalized FFO (1)	$21,517	$19,452
Normalized FFO (1) per Diluted Common Share	$0.25	$0.23
Basic Weighted Average Shares Outstanding	85,201	83,974
Diluted Weighted Average Shares Outstanding	85,581	84,779

P a g e | 2

	Six Months Ended
	June 30,
	2026	2025

Total Income	$137,478	$127,868
Total Expenses	$112,512	$105,664
Net Income Attributable to Common Shareholders	$6,999	$2,261
Net Income Attributable to Common Shareholders per Diluted Common Share	$0.08	$0.03
FFO (1)	$37,799	$36,875
FFO (1) per Diluted Common Share	$0.44	$0.44
Normalized FFO (1)	$40,873	$38,272
Normalized FFO (1) per Diluted Common Share	$0.48	$0.46
Basic Weighted Average Shares Outstanding	85,094	83,233
Diluted Weighted Average Shares Outstanding	85,478	84,051

A summary of significant balance sheet information as of June 30, 2026 and December 31, 2025 is as follows (in thousands):

	June 30, 2026	December 31, 2025

Gross Real Estate Investments	$1,921,158	$1,869,390
Marketable Securities at Fair Value	$29,665	$23,758
Total Assets	$1,712,923	$1,699,036
Mortgages Payable, net	$545,374	$556,129
Loans Payable, net	$65,777	$27,696
Series A Bond Payable, net	$102,175	$101,751
Series B Bond Payable, net	$76,160	$75,651
Total Shareholders’ Equity	$891,888	$907,196

Samuel A. Landy, President and CEO, commented on the results of the second quarter of 2026.

“We are pleased to announce another solid quarter of operating results. During the quarter, we:

●	Increased Net Income Attributable to Common Shareholders by 75% and by 67% on a per diluted share basis;
●	Increased Rental and Related Income by 9%;
●	Increased Sales of Manufactured Homes by 10%, including sales at Honey Ridge;
●	Increased Community Net Operating Income (“NOI”) by 8%;
●	Increased Normalized Funds from Operations (“Normalized FFO”) by 11% and by 9% on a per diluted share basis;
●	Increased Same Property Community NOI by 9%;

P a g e | 3

●	Increased Same Property Occupancy by 110 basis points from 88.3% to 89.4%;
●	Improved our Same Property expense ratio by 40 basis points from 38.5% in the second quarter of 2025 to 38.1% at quarter end;
●	Expanded and extended our existing unsecured revolving credit facility, increasing the available borrowings and reducing interest costs; and
●	Issued and sold approximately 353,000 shares of Series D Preferred Stock through our At-the-Market Sale Program at a weighted average price of $21.61 per share, generating gross proceeds of $7.6 million and net proceeds of $7.2 million, after offering expenses.”

Samuel A. Landy, President and CEO, commented, “UMH Properties continues to deliver strong operational and financial performance. Normalized FFO per share for the second quarter of 2026 was $0.25 as compared to $0.23 per share last year, representing an increase of approximately 9%. This earnings growth was the result of our years of hard work investing in and growing the company. This quarter was highlighted by continued occupancy and associated revenue growth and a new quarterly sales record.”

“Our communities continue to experience strong demand which is being translated into increased sales profitability, growing occupancy and improving community operating results. During the quarter, sales of manufactured homes, including Honey Ridge, increased to $11.5 million as compared to $10.5 million last year, representing an increase of approximately 10%. Our sales pipeline remains solid and we anticipate continued sales growth throughout the remainder of the year. Our same property operating results continue to highlight the strength of our long-term business plan and the quality and desirability of our communities. During the quarter, same property income increased by 8.1% driving same property NOI growth of 8.8%. Additionally, same property occupancy improved by 437 units over last year.”

“We continue to make progress building a strong and stable business with growing revenue and additional future growth opportunities. With approximately 3,200 vacant sites and 2,400 acres of vacant land, we can continue to grow revenue and earnings organically for the foreseeable future.”

“We are well-positioned with a strong balance sheet to execute on our growth initiatives which should result in per share earnings growth going forward. We are reiterating our current guidance range of $0.98 - $1.04 (3) per diluted share. We remain confident in hitting the midpoint of our guidance range.”

P a g e | 4

UMH Properties, Inc. will host its Second Quarter 2026 Financial Results Webcast and Conference Call. Senior management will discuss the results, current market conditions and future outlook on Thursday, August 6, 2026, at 10:00 a.m. Eastern Time.

The Company’s 2026 second quarter financial results being released herein will be available on the Company’s website at www.umh.reit in the “Financials” section.

To participate in the webcast, select the webcast icon on the homepage of the Company’s website at www.umh.reit, in the Upcoming Events section. Interested parties can also participate via conference call by calling toll free 877-513-1898 (domestically) or 412-902-4147 (internationally).

The replay of the conference call will be available at 12:00 p.m. Eastern Time on Thursday, August 6, 2026, and can be accessed by dialing toll free 855-669-9658 (domestically) and 412-317-0088 (internationally) and entering the passcode 4174590. A transcript of the call and the webcast replay will be available at the Company’s website, www.umh.reit.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 145 manufactured home communities containing approximately 27,100 developed homesites, of which contain 11,200 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Note:

(1)	Non-GAAP Information: We assess and measure our overall operating results based upon an industry performance measure referred to as Funds from Operations Attributable to Common Shareholders (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. FFO, as defined by The National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (loss) attributable to common shareholders, as defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”), excluding certain gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, the change in the fair value of marketable securities, and the gain or loss on the sale of marketable securities plus certain non-cash items such as real estate asset depreciation and amortization. Included in the NAREIT FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of NAREIT FFO to make an election to include or exclude gains and losses on the sale of these assets, such as marketable equity securities, and include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, for all periods presented, we have elected to exclude the gains and losses realized on marketable securities investments and the change in the fair value of marketable securities from our FFO calculation. NAREIT created FFO as a non-U.S. GAAP supplemental measure of REIT operating performance. We define Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), as FFO excluding certain one-time charges. FFO, and Normalized FFO should be considered as supplemental measures of operating performance used by REITs. FFO and Normalized FFO exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. However, other REITs may use different methodologies to calculate FFO and Normalized FFO and, accordingly, our FFO and Normalized FFO may not be comparable to all other REITs. The items excluded from FFO and Normalized FFO are significant components in understanding the Company’s financial performance.

P a g e | 5

FFO and Normalized FFO (i) do not represent Cash Flow from Operations as defined by U.S. GAAP; (ii) should not be considered as alternatives to net income (loss) as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. FFO and Normalized FFO, as calculated by the Company, may not be comparable to similarly titled measures reported by other REITs.

The diluted weighted shares outstanding used in the calculation of FFO per Diluted Common Share and Normalized FFO per Diluted Common Share were 85.6 million and 85.5 million shares for the three and six months ended June 30, 2026, respectively, and 84.8 million and 84.1 million shares for the three and six months ended June 30, 2025, respectively. Common stock equivalents resulting from employee stock options to purchase 6.9 million shares of common stock amounted to 380,000 shares and 384,000 shares, respectively, for the three and six months ended June 30, 2026, were included in the computation of Diluted Net Income per Share. Common stock equivalents resulting from employee stock options to purchase 6.3 million shares of common stock amounted to 805,000 shares and 818,000 shares, respectively, for the three and six months ended June 30, 2025, were included in the computation of Diluted Net Income per Share.

The reconciliation of the Company’s U.S. GAAP net income to the Company’s FFO and Normalized FFO for the three and six months ended June 30, 2026 and 2025 are calculated as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Income Attributable to Common Shareholders	$4,419	$2,532	$6,999	$2,261
Depreciation Expense	18,267	15,739	36,243	32,402
Depreciation Expense from Unconsolidated Joint Venture	248	221	494	438
(Gain) Loss on Sales of Investment Property and Equipment	(48)	36	(45)	37
(Increase) Decrease in Fair Value of Marketable Securities	(3,227)	175	(42,310)	1,737
Loss on Sales of Marketable Securities, net	-0-	-0-	36,418	-0-
FFO Attributable to Common Shareholders	19,659	18,703	37,799	36,875
Amortization of Financing Costs	1,182	647	2,063	1,246
Non-Recurring Other Expense (2)	676	102	1,011	151
Normalized FFO Attributable to Common Shareholders	$21,517	$19,452	$40,873	$38,272

(2)	Consists of one-time legal fees and professional fees ($593 and $863, respectively) and employee transition pay ($83 and $148, respectively) for the three and six months ended June 30, 2026. Consists of one-time legal and professional fees for the three and six months ended June 30, 2025.

The following are the cash flows provided by (used in) operating, investing and financing activities for the six months ended June 30, 2026 and 2025 (in thousands):

	2026	2025
Operating Activities	$45,632	$37,195
Investing Activities	(78,886)	(100,648)
Financing Activities	(9,128)	42,125

(3)	The following table reconciles Net Income Attributable to Common Shareholders per share – fully diluted guidance to FFO Attributable to Common Shareholders per share - fully diluted guidance and Normalized FFO Attributable to Common Shareholders per share - fully diluted guidance:

Full Year Guidance 2026

Net Income Attributable to Common Shareholders per share – fully diluted	$0.07-$0.13
Depreciation	$0.85
FFO Attributable to Common Shareholders per share - fully diluted	$0.92-$0.98
Amortization of Financing Costs and Non- Recurring Other Expenses	$0.06
Normalized FFO Attributable to Common Shareholders per share - fully diluted	$0.98-$1.04